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PSB GROUP, INC. ANNOUNCES                                           EXHIBIT 99.1

THIRD-QUARTER EARNINGS

Madison Heights, MI. October 13, 2004 - PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland and Macomb Counties, announced net income for the third quarter of 2004 was $1,216,000, or $.42 per average outstanding share, compared to $1,039,000, or $.33 per average outstanding share in the third quarter of 2003.

Earnings to date for the year 2004 totaled $3,033,000 or $1.05 per average outstanding share, compared to $3,054,000 or $.97 per average outstanding share in 2003.

Total assets as of September 30, 2004 were $443,268,000 compared to $408,700,000 on September 30, 2003. The lending portfolio totaled $336,032,000 as of September 30, 2004 compared to $308,885,000 at September 30, 2003, representing a 9% increase in total loans. Deposits totaled $393,382,000 on September 30, 2004 compared to $349,497,000 at the same time 2003.

PSBG's bank subsidiary, Peoples State Bank, recently applied for regulatory approval to establish a new, full-service branch office in the Genesee County community of Fenton. Construction is expected to start later this year, with the office opening planned for spring 2005. Construction is already well under way for another new branch office, located in the city of Sterling Heights, which should be open for business late in 2004.

Peoples State Bank is an independent, locally owned community bank, founded in 1909. The bank currently serves the tri-county area with ten offices in Farmington Hills, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights and Warren.


Contact: David A. Wilson
         Senior Vice President & CFO
         (248) 548-2900






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